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                                                          Exhibit 4.10

                               AMENDMENT NO. 1 TO
                                RIGHTS AGREEMENT

                  THIS AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this "AMENDMENT") is made as of October 25, 1999, between CenterPoint Properties Trust, a Maryland real estate investment trust (the "COMPANY") and First Chicago Trust Company of New York, as right agent (the "RIGHTS AGENT") and amends that certain Rights Agreement, dated as of July 30, 1998 (the "AGREEMENT"), by and between the Company and the Rights Agent. Except as otherwise indicated herein, capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Agreement.

                  WHEREAS, the Board of Trustees of the Company has approved an amendment to the Agreement providing for the addition of Davis Select Advisors, L.P. to the definition of "Exempt Person" under the Agreement;

                  NOW THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

                  1.       AMENDMENT.  The Agreement is hereby amended by:

                  (a) adding the following new clause to the definition of Exempt Person:

         "and (v) Davis Select Advisers, L.P., including mutual funds and separate accounts managed by it (collectively, "DAVIS") so long as Davis is not the Beneficial Owner of more than 20% of the Common Shares then outstanding."

                  2. APPLICABLE LAW. ALL OF THE ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF MARYLAND.

                  3. COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Amendment shall become effective upon the execution of a counterpart hereof by each of the parties hereto, and written or telephonic notification of such execution and authorization of delivery thereof has been received by each party hereto.

                                    * * * * *




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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the date first written above.

                                             CENTERPOINT PROPERTIES TRUST

                                             By: /s/ John S. Gates, Jr.

                                             Its: President and Chief
                                                  Executive Officer


                                             FIRST CHICAGO TRUST COMPANY
                                             OF NEW YORK

                                             By: /s/ Tammie Marshall

                                             Its: Assistant Vice President